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                                                                   EXHIBIT 10.11


January 22, 1999 (Revised)

Armen Der Marderosian
[Address]
[Address]

Dear Armen:

         I want to personally let you know how much your many contributions to GTE and your valued leadership have been appreciated. In light of those accomplishments and your agreement to take on the role of assisting GTE in connection with the divestiture of Government Systems (the "Galaxy Transaction"), I want to provide you with an appropriate transition arrangement in connection with your departure from GTE. This letter (the "Letter Agreement") sets out the terms of that arrangement.

A.       CONTINUED EMPLOYMENT AND SEPARATION

         1. SPECIAL ASSIGNMENT PERIOD. From the effective date of this Letter Agreement through the later of (a) successful completion of a divestiture of all or substantially all of the assets of Government Systems ("Transaction Completion") or the decision of the Board of Directors of GTE Corporation to terminate divestiture efforts, or (b) shareholder approval or termination of the proposed merger between Bell Atlantic Corporation and GTE (the "Merger"), you will have primary responsibility for the Galaxy Transaction and will perform such other duties as directed by me. During this period, referred to as the "Special Assignment Period," you will remain at your current salary level. In the event that neither Transaction Completion nor shareholder approval of the Merger occurs, GTE will provide you with a transition arrangement, the terms of which will be decided at that time but which will provide benefits which are, at a minimum, equivalent to those otherwise available to you under GTE's Involuntary Separation Program ("ISEP") as then in effect.

         2. SEPARATION BENEFITS. You will irrevocably terminate your employment with GTE upon conclusion of the Special Assignment Period. If shareholder approval of the Merger has occurred at that time, you will receive separation benefits as set forth in, and in accordance with the terms of, your Executive Severance Agreement. If shareholder approval has not occurred and you do not become a "Transferred Employee" (as such term is defined in ISEP) after completion of the Galaxy Transaction, you will be eligible to receive separation benefits in accordance with the terms of ISEP or any successor plan which may exist. Of course, if shareholder approval has not occurred and you become a Transferred Employee, you will not be eligible for ISEP benefits. You will also receive a lump sum payment for all accrued, unused (but unpaid) vacation upon the termination of your employment with GTE, but you will not receive service credit for same.


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Armen Der Marderosian
January 22, 1999 (Revised)
Page 2


         3. EIP. You will continue to participate in GTE's Executive Incentive Plan ("EIP"), or any successor plan which may exist, during the Special Assignment Period on the same basis as other executives at your level, subject to the terms of that plan. If your EIP payment for the year in which you separate from employment has not been paid out as a result of shareholder approval of the Merger, your award for that year will be prorated based on the number of calendar months of service you completed in that year. Any amount to which you are entitled under EIP will be payable at the same time payments are made to other EIP participants. The Executive Compensation and Organizational Structure Committee of the Board of Directors of GTE, its designee, its successor or its successor's designee (the "ECC") will determine the amount of your actual awards. You will be eligible to defer your EIP award, but you will not receive a match for those amounts under the company's Equity Participation Program ("EPP").

         4. LTIP. You will continue to participate in GTE's Long Term Incentive Plan ("LTIP"), or any successor plan that may exist, on the same terms as other executives at your level during the Special Assignment Period. In the event of shareholder approval of the Merger, outstanding options will vest and Performance Bonus Awards will be paid out in accordance with the terms of your Award Agreements. Following, or in the absence of, shareholder approval, any outstanding stock options under LTIP will vest immediately upon your separation from employment, and you will have two years or longer to exercise those options, subject to the terms of and any restrictions established by the option agreements. Outstanding LTIP cash awards that have not been paid out as a result of the shareholder approval of the Merger will be prorated to reflect the number of actual full months of service you completed in the outstanding cycles. All payments under LTIP will be paid at the same time payments are made to other participants. The ECC will determine the amount of your actual awards. You will be eligible to defer your award, but you will not receive a match under the company's EPP.

         5. TERMINATION OF EMPLOYMENT. In accordance with company policy, GTE reserves the right to terminate your employment prior to the end of the Special Assignment Period for Cause, which, for purposes of this Letter Agreement, will be as determined by your supervisor at the time with the concurrence of the Executive Vice President - Human Resources and Administration or his successor. If you are discharged for Cause, elect to resign or retire, or die or become disabled (within the meaning of GTE's Long Term Disability Plan) prior to the expiration of the Special Assignment Period, all further obligations under this Letter Agreement shall cease (except for, in the case of termination due to death or disability, your right to any prorated Transaction Completion Bonus or Partial Bonus as provided for below), and you will not be entitled to separation benefits under this Letter Agreement.


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Armen Der Marderosian
January 22, 1999 (Revised)
Page 3


B.       TRANSACTION COMPLETION BONUS

         1. TRANSACTION COMPLETION BONUS. Subject to the conditions set out herein, on or about 45 days following the Transaction Completion, you will receive a special "Transaction Completion Bonus" equal (before withholding of applicable taxes) to an amount as set forth in either paragraph (a) or (b) below.

         (a) One and one-half times the sum of (i) your base annual salary as of Transaction Completion and (ii) the prior three-year average corporate rating under EIP (as of Transaction Completion) for your grade level multiplied by an amount equal to 100% of norm for that grade level; or

         (b) As set out in the chart below, a bonus based on the established minimum, target, and maximum sales price for Government Systems (as determined by the Galaxy Transaction documents). If the sales price falls between minimum and target or target and maximum, the bonus will be calculated using linear interpolation (see Attachment A).


         Confidential information has been omitted and filed separately with the Securities and Exchange Commission.

         At the time you execute this Letter Agreement, you must make an irrevocable election as to which formula you want to be used to calculate your potential bonus. If you do not make an election at the time you execute this Letter Agreement, you will be eligible solely for the bonus set forth in paragraph B(1)(a) above.



         2. Partial Bonus. In the event that the Board of Directors of GTE Corporation decides to terminate efforts to divest all or substantially all of the assets of Government Systems, on or about 45 days from the date of that decision (the "Termination Date"), you will receive a special bonus (a "Partial Bonus") equal, before withholding of applicable taxes, to 25% of the Transaction Completion Bonus you would have received under option B(1)(a), above, if the Transaction Completion had occurred on the Termination Date.


         3. INVOLUNTARY TERMINATION WITHOUT CAUSE. If, prior to Transaction Completion or, if applicable, the Termination Date, your employment is terminated involuntarily without Cause and for reasons other than your death or disability, you will receive a payment equal to the Transaction Completion Bonus, or, as the case may be, Partial Bonus, to which you would have been entitled under the terms of this Letter Agreement had your employment continued through Transaction Completion or, if applicable, the Termination Date. Payment will be made at the same time the bonus would have been paid had you remained employed through Transaction Completion or, if applicable, the

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Armen Der Marderosian
January 22, 1999 (Revised)
Page 4


Termination Date. Under no circumstances will your resignation from employment or retirement for any reason constitute an involuntary termination without Cause for purposes of the incentive provided for by this Letter Agreement.

         4. DEATH OR DISABILITY. If the Galaxy Transaction is completed and you die or become disabled (within the meaning of GTE's Long Term Disability Plan) prior to the Transaction Completion, you, or, in the event of your death, your estate, will receive a prorated Transaction Completion Bonus based on the ratio of (i) the number of days you remained actively employed between the date of this Letter Agreement and Transaction Completion to (ii) the number of days between the date of this Letter Agreement and Transaction Completion. If efforts to divest all or substantially all of the assets of Government Systems are terminated, and should you die or become disabled (within the meaning of GTE's Long Term Disability Plan) prior to the Termination Date, you or, in the event of your death, your estate, will receive a Partial Bonus equal to the Partial Bonus you would have received had you remained actively employed through the Termination Date. The prorated Transaction Completion Bonus or the Partial Bonus payable under this paragraph shall be paid at the same time such bonus would have been paid had you remained actively employed through the Transaction Completion or, if applicable, the Termination Date.

         5. CIRCUMSTANCES WHEN NO BONUS WILL BE PAID. Should you resign or retire for any reason prior to Transaction Completion or, if applicable, the Termination Date, or should you at any time engage in conduct that would constitute Cause for your discharge, you will not be eligible to receive any portion of the Transaction Completion Bonus or Partial Bonus.

         6. DEFERRAL. The Transaction Completion Bonus or Partial Bonus, as the case may be, may be deferred under the EIP deferral regulations, or any successor arrangement, in accordance with the terms of those regulations. Amounts deferred under this Letter Agreement shall not, however, be eligible for match under EPP.

         7. PAYMENT TAXABLE/NOT BENEFIT BEARING. Applicable taxes will be withheld from any bonus payment made pursuant to this Letter Agreement. Neither the Transaction Completion Bonus nor the Partial Bonus shall be treated as compensation for purposes of computing or determining any benefit under any pension, savings, insurance, or other employee compensation or benefit plan maintained by GTE.

         8. NO DUPLICATION OF BENEFITS. Except for grants and agreements specifically approved by the ECC, there shall be no duplication between any retention incentive payment provided for by this Letter Agreement and any other retention incentive program that provides for payment of a retention bonus for continued employment during any part of the same period covered by this Letter Agreement. As a result, any bonus payment otherwise due under this Letter Agreement shall be reduced by any amounts due under any such retention incentive program.


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Armen Der Marderosian
January 22, 1999 (Revised)
Page 5


         9. RELEASE REQUIREMENT. Payment of any Transaction Completion Bonus or Partial Bonus under this Letter Agreement is contingent upon your executing a release of claims against GTE in a form acceptable to GTE.

I.       C.       GENERAL PROVISIONS


         1. PROHIBITION AGAINST RECRUITING OR HIRING. Commencing on the date of this Letter Agreement and through the first anniversary of the termination of your employment for any reason from GTE (which, for purposes of this Letter Agreement, includes GTE Corporation, any corporate subsidiary or other company affiliated with GTE Corporation, any company in which GTE Corporation owns directly or indirectly an equity interest of at least ten percent, and the successors and assigns of any such company, including, following the Merger, Bell Atlantic Corporation, its subsidiaries, affiliates, and other related entities and their successors and assigns) you agree that you will not, without the prior written consent of the ECC:

         (i) Recruit or solicit any employee of GTE for employment or for retention as a consultant or provider of services;

         (ii) Hire, or participate with another company or third party in the process of hiring, any employee of GTE;

         (iii) Provide names or other information about GTE employees to any person or business under circumstances that you know or should know could lead to the use of that information for purposes of recruiting or hiring; or

         (iv) Interfere with the relationship between GTE and any of its employees, agents, or representatives.

Provided, however, that the provisions of this paragraph will not apply in the event that you become employed by any entity to which all or substantially all of the assets of Government Systems are sold.

         2. PROHIBITION AGAINST SOLICITING GTE CUSTOMERS. Commencing on the date of this Letter Agreement and through the first anniversary of the termination of your employment for any reason from GTE, you agree that you will not solicit or contact, directly or indirectly, any customer, client, or prospect of GTE with whom you or any of the GTE employees reporting to you had any contact at any time during the year preceding your termination for the purpose of inducing such customer, client, or prospect to cease being, or to not become, a customer or client of GTE or to divert business from GTE. Provided, however, that the provisions of this paragraph will not apply in the event that you become employed by any entity to which all or substantially all of the assets of Government Systems are sold.


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Armen Der Marderosian
January 22, 1999 (Revised)
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         3. CONFIDENTIALITY. You agree that you will not disclose or discuss the existence or terms of this Letter Agreement under any circumstances where it reasonably could be expected that such information would, directly or indirectly, come to the attention of any present or past GTE employee, consultant, or contractor. You further agree that you will require any person with whom you share information about this Letter Agreement to adhere to the same standard of confidentiality.

         4. PROPRIETARY INFORMATION. You agree that you will at all times comply with your obligations under the Employee Agreement Relating to Intellectual Property (Policy 412) or its equivalent and preserve the confidentiality of all Proprietary Information and trade secrets of GTE, and the Proprietary Information and trade secrets of third parties, including customers, that are in the possession of GTE, by not disclosing the same to any third party or using the same, or any portion thereof, for the benefit of anyone other than GTE. "Proprietary Information" means information obtained or developed by you or to which you had access during your employment with GTE, including, but not limited to, customer information and trade secrets and proprietary information of GTE and third parties that has not been fully disclosed in a writing generally circulated by GTE to the public at large without any restrictions on use or disclosure. You agree that you will return all copies, in whole or in part, in any form, of trade secrets or Proprietary Information in your possession or control upon any termination of employment or upon request by GTE, whichever occurs earlier, without making or retaining a copy.

         5. SURVIVAL OF AND CONSIDERATION FOR COVENANTS. You acknowledge and agree that the compensation and benefits provided for pursuant to this Letter Agreement include consideration for the covenants contained in paragraphs 1, 2, 3 and 4 of Section C of this Letter Agreement and that, except as specifically provided by the terms of this Letter Agreement, the obligations set out in paragraphs 1, 2, 3 and 4 of Section C of this Letter Agreement survive any cancellation, termination, or expiration of this Letter Agreement or the termination of your employment with GTE.

         6. BUSINESS DISCRETION OF GTE. Nothing in this Letter Agreement is intended to limit the discretion of GTE to take any action with regard to the sale that GTE may consider appropriate, including, without limitation, postponing Transaction Completion or terminating sales efforts. This Letter Agreement does not entitle you to remain in the employ of GTE for any minimum or prescribed period or term and does not modify the at-will status of your employment.

         7. ASSIGNMENT BY GTE. GTE may assign this Letter Agreement without your consent. You may not assign this Letter Agreement, and no person other than you (or your estate) may assert your rights under this Letter Agreement.

         8. DISPUTE RESOLUTION. You agree that the ECC shall have sole discretion to interpret this Letter Agreement and to resolve any and all disputes under this Letter Agreement. You further agree that the ECC's determination shall be final and binding.


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Armen Der Marderosian
January 22, 1999 (Revised)
Page 7


         9. WAIVER. The waiver by GTE of any breach of this Letter Agreement shall not be construed as a waiver of any subsequent breach.

         10. GOVERNING LAW. This Letter Agreement shall be interpreted and enforced in accordance with the laws of the State of New York, disregarding its choice of law rules.

         11. REMEDIES. You acknowledge that irreparable injury to GTE will result in the event of any breach by you of any of the covenants or obligations under this Letter Agreement, including other obligations referenced herein. In the event of a breach of any of your covenants and commitments under this Letter Agreement, including any other obligations referenced herein, GTE shall not be obligated to make any payment otherwise required under this Letter Agreement and may, at GTE's discretion, require you to repay any amounts already paid to you, including amounts that may have been deferred. In addition, GTE reserves all rights to seek any and all remedies and damages permitted under law, including, but not limited to, injunctive relief, equitable relief, and compensatory and punitive damages.

         12. DEFINITIONS/RELATIONSHIP TO OTHER AGREEMENTS. The definitions contained in this Letter Agreement, including, but not limited to, the definition of Cause, shall be controlling for purposes of this Letter Agreement. These definitions shall not be modified by, nor shall they modify, definitions for terms in any other agreement to which you may be a party.

         13. ENTIRE AGREEMENT. You acknowledge and agree that, except for your Executive Severance Agreement, this Letter Agreement, including the required release, sets forth the entire understanding of the parties with regard to the subject matter addressed herein and that this Letter Agreement supersedes all prior agreements (other than your Executive Severance Agreement) and communications, whether written or oral, pertaining to the subject matter described herein. The Letter Agreement shall not be modified except by written agreement duly executed by you and GTE.


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Armen Der Marderosian
January 22, 1999 (Revised)
Page 8



         Again, Armen, we appreciate your leadership and valuable contributions to the company. I hope that the terms of this Letter Agreement and the incentive just described will provide you with a level of comfort as you continue your important role at GTE and our efforts to make the transaction a success. If this Letter Agreement meets with your satisfaction, please sign below, fax a copy to me no later than 8:00 a.m. EST on Monday, January 25, 1999, and return the original to me by overnight mail, to be received no later than Tuesday, January 26, 1999.

Sincerely,



Thomas White

TW:jls


I have read, understand, and agree to the terms of this Letter Agreement.

------------------------------------
Armen Der Marderosian

------------------------------------
Date

I irrevocably elect the following bonus calculation formula for purposes of determining the amount of any Transaction Completion Bonus, or, in the event of my death or disability prior to Transaction Completion, any portion thereof, to which I am entitled under this Letter Agreement.

        (a)    bonus based on annual salary and average EIP as described
-------        in paragraph B(1)(a) of this Letter Agreement.

               or

        (b)    bonus based on price obtained at Transaction Completion and
-------        as described in paragraph B(1)(b) of this Letter Agreement.

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Armen Der Marderosian

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Date